EXHIBIT 99.1

Applied Industrial Technologies Elects Two New Board Members

CLEVELAND, OH (August 10, 2017) - Applied Industrial Technologies (NYSE: AIT) today announced that Robert J. Pagano, Jr., President and Chief Executive Officer of Watts Water Technologies, Inc., and Joe A. Raver, President and Chief Executive Officer of Hillenbrand, Inc., have been elected to its Board of Directors.

“We are pleased to welcome Bob and Joe as new Board members,” said Peter C. Wallace, the Company’s independent Chairman. “As current CEOs of industrial companies, each brings significant experience and strategic insight to Applied’s boardroom.”

Neil A. Schrimsher, President & Chief Executive Officer, added “Our new Directors provide relevant expertise and a seasoned perspective which complements our governance. We look forward to their contributions as we continue to execute our growth strategies.”

Pagano, 54, has served as President and Chief Executive Officer, and as a Director, of Watts Water Technologies, Inc. since 2014. Watts Water is a global manufacturer of plumbing, heating and water quality product lines. Prior to joining Watts Water, he gained 16 years of executive management experience at ITT Corporation. Pagano received a Bachelor of Science degree in accounting from the State University of New York in Oswego. He is a Certified Public Accountant and a Certified Management Accountant.

Raver, 51, has served as President and Chief Executive Officer, and as a Director, of Hillenbrand, Inc. - a global diversified industrial company - since 2013. Previously, he served as President of Hillenbrand’s Process Equipment Group and President of Batesville Casket Company. Raver earned a Bachelor of Arts degree in economics from Dartmouth College and an MBA from the Kellogg Graduate School of Management at Northwestern University.

About Applied
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, fluid power components, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

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